PERSONAL GUARANTEE OF GUARANTOR

      Reference is made to the 8% Promissory Note, dated February 18, 2005 (the "Note") of IBIZ Technology, Inc. to Platinum Partners Value Arbitrage Fund LP. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Security Interest and Pledge Agreement.

      To induce the Lender to make the loan to the Company contemplated by the Subscription Agreement, the Guarantor (sometimes referred to as the "Pledgor") hereby unconditionally personally guarantee to the Lender the timely and full fulfillment of the Obligations of the Company under the Security Interest and Pledge Agreement.

      The guaranty provided by the Guarantor hereby is referred to as the "Guarantee."

      The Guarantor agree that the Lender may proceed against Guarantor alone on account of this Guarantee without any obligation to proceed against the other or to exhaust any remedies against the Company or against any other Party.

      Guarantor is an officer and director of the Company. Guarantor represents to the Lender that it has determined that it is in his best interest to execute and deliver this Guarantee.

      Guarantor represents to the Lender that this Guarantee is the valid and binding agreement of the Guarantor, enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

      Guarantor acknowledges that they are aware that Lender is explicitly relying on the execution and delivery of this Guarantee by such Guarantor and on the enforceability of this Guarantee against such Guarantor in making the determination to enter into the Subscription Agreement and to consummate the transaction contemplated thereby.

      IN WITNESS WHEREOF, Guarantor has executed and delivered this Guarantee as of the 18th day of February 2005.

                                                     --------------------------
                                                     Kenneth Schilling


Acknowledged
IBIZ TECHNOLOGY, CORP.


By:_________________________________
Kenneth Schilling
President